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Exhibit 10.18

[Executive Officer—Non-Director]

BEACON ROOFING SUPPLY, INC. 2004 STOCK PLAN

STOCK OPTION AGREEMENT

        A Stock Option (the "Option") granted by Beacon Roofing Supply, Inc., a Delaware corporation (the "Company"), to the employee named in the attached Option letter (the "Optionee"), for common stock, par value $.01 per share (the "Common Stock"), of the Company shall be subject to the following terms and conditions:

        1.    Stock Option Grant.    Subject to the provisions set forth herein and the terms and conditions of the Beacon Roofing Supply, Inc. 2004 Stock Plan (the "Plan"), a copy of which is attached hereto and the terms of which are hereby incorporated by reference, and in consideration of the agreements of the Optionee herein provided, the Company hereby grants to the Optionee an Option to purchase from the Company the number of shares of Common Stock, at the purchase price per share, and on the schedule, set forth in the attached Option letter. Any Incentive Stock Option is intended to be an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986.

        2.    Acceptance by Optionee.    The exercise of the Option is conditioned upon its acceptance by the Optionee in the space provided therefor at the end of the attached Option letter and the return of an executed copy of such Option letter to the Secretary of the Company no later than 60 days after the Date of Grant set forth therein or, if later, 30 days after the Optionee receives this Agreement.

        3.    Exercise of Option.    Written notice of an election to exercise any portion of the Option shall be given by the Optionee, or his personal representative in the event of the Optionee's death, in accordance with procedures established by the Compensation Committee of the Board of Directors of the Company (the "Committee") as in effect at the time of such exercise.

        At the time of exercise of the Option, payment of the purchase price for the shares of Common Stock with respect to which the Option is exercised must be made by one or more of the following methods: (i) in cash, or (ii) in cash received from a broker-dealer to whom the Optionee has submitted an exercise notice and irrevocable instructions to deliver the purchase price to the Company from the proceeds of the sale of shares subject to the Option.

        If applicable, an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to delivery of any certificate for shares of Common Stock must also accompany the exercise. Payment of such taxes can be made by a method specified above, and/or by directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of the Option with a fair market value equal to the amount of tax to be withheld.

        4.    Exercise Upon Termination of Employment.    If the Optionee's employment with the Company and all affiliates terminates for any reason other than death, disability or retirement, the then vested portion of the Option shall continue to be exercisable until the earlier of the 90th day after the date of the Optionee's termination or the date the Option expires by its terms.

        In the event of the Optionee's death, disability or retirement during employment with the Company or any affiliate, the outstanding portion of the Option shall become fully vested on such date and shall continue to be exercisable until the earlier of the first anniversary of the date of the Optionee's death, disability or retirement or the date the Option expires by its terms. For this purpose (i) "disability" means (as determined by the Committee in its sole discretion) the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months, and (ii) "retirement" means the Optionee's termination from employment with the Company and all affiliates without cause (as determined by the Committee in its sole discretion) when the Optionee is 65 or older. (Full vesting of an Incentive Stock Option may result in all or part of the Option being treated as a Non-Qualified Stock Option in accordance with Section 5.4 of the Plan.)

        5.    Option Not Transferable.    The Option may be exercised only by the Optionee during his lifetime and may not be transferred other than by will or the applicable laws of descent or distribution or pursuant to a qualified domestic relations order. The Option shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Option, other than in accordance with its terms, shall be void and of no effect.

        6.    Surrender of or Changes to Agreement.    In the event the Option shall be exercised in whole, this Agreement shall be surrendered to the Company for cancellation. In the event this Option shall be exercised in part or a change in the number of designation of the shares of Common Stock shall be made, this Agreement shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon, or of otherwise reflecting, in such manner as the Company shall determine, the change in the number or designation of such shares.

        7.    Administration.    The Option shall be exercised in accordance with such administrative regulations as the Committee shall from time to time adopt.

        8.    Governing Law.    This Agreement, and the Option, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

        9.    Non-Compete; Non-Solicitation.    Optionee agrees that, for a period of one year from the end of Optionee's employment with the Beacon Group for any reason, Optionee shall not, directly or indirectly: (i) engage in any capacity in any Competing Business in or with respect to the Territory; (ii) solicit any customer of the Beacon Group, with whom Optionee had direct contact while employed by the Beacon Group, to purchase any goods or services sold by the Beacon Group from any person other than the Beacon Group; or (ii) solicit (on behalf of any person other than the Beacon Group) the employment of any employee of the Beacon Group, except general solicitation of employment in the mass media that is not targeted at employees of the Beacon Group. As used herein: "Beacon Group" means the Company and its direct and indirect subsidiaries. "Competing Business" means the wholesale distribution of (i) commercial roofing supplies, (ii) residential roofing supplies, or (iii) siding, insulation, doors or windows. "Territory" means                         . The term "person" shall be construed broadly to include any person or entity of any kind.

IN WITNESS WHEREOF, this Agreement is executed by the Company as of            , 20    .

BEACON ROOFING SUPPLY, INC.
By:

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  Exhibit 10.18